FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:May 1, 2020

Contacts:

Daniel J. SantanielloSalvatore R. DeFrancesco, Jr.

President and Chief Executive OfficerTreasurer and Chief Financial Officer

570-504-8035570-504-8000

FIDELITY D & D Bancorp, Inc. ANNOUNCES COMPLETION

OF THE ACQUISITION OF MNB Corporation

DUNMORE, PA, May 1, 2020 --- Fidelity D & D Bancorp, Inc. (NASDAQ: FDBC) (“Fidelity”), the parent bank holding company of The Fidelity Deposit and Discount Bank (“Fidelity Bank”), a Pennsylvania state-chartered, FDIC-insured community bank and trust company headquartered in Dunmore, PA, announced the completion of the acquisition of  MNB Corporation (OTCPink: MNBC) (“MNB”) and its wholly-owned subsidiary, Merchants Bank of Bangor effective May 1, 2020.

Under the terms of the Reorganization Agreement, MNB stockholders received 1.039 shares of Fidelity common stock for each share of MNB common stock that they owned as of the effective date. As a result, Fidelity issued approximately 1,177,055 shares of its common stock and cash in exchange for fractional shares based upon $43.767 determined market share price of Fidelity common stock in accordance with the Reorganization Agreement.

In addition, pursuant to the Reorganization Agreement, HelenBeth Garofalo Vilcek and Richard M. Hotchkiss were appointed as a Class A and C Directors, respectively, to Fidelity’s Board of Directors and as Directors to Fidelity Bank’s Board of Directors.

With the combination of the two organizations, Fidelity, on a consolidated basis, has approximately $1.6 billion in assets, $1.4 billion in deposits, and $1.1 billion in loans.

“Fidelity is excited to welcome the bankers, clients, and shareholders, of MNB Corporation and Merchants Bank of Bangor as the Company expands its presence into the Lehigh Valley market,” stated Daniel J. Santaniello, Fidelity President & Chief Executive Officer. “The Lehigh Valley is a growing, vibrant market for community banking, which is at the core of Fidelity’s success for over 118 years.  The acquisition of Merchants Bank positions Fidelity for strong and profitable growth.”

Bybel Rutledge LLP served as legal counsel and Commonwealth Advisors, Inc. served as financial advisor to Fidelity D & D Bancorp, Inc. Mette, Evans & Woodside served as legal counsel and Olsen Palmer LLC served as financial advisor to MNB Corporation.

About Fidelity D & D Bancorp, Inc.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the clients served by The Fidelity Deposit and Discount Bank, founded in 1902, and is proud to be an active member of the community of Northeastern Pennsylvania.  Fidelity Bank has been recognized nationally for its sound financial performance, and superior customer experience. It has been identified as one of the Top 200 Community Banks in the country by American Bankers Association for four years in a row, and Forbes ranked it one of the Best In-State Banks for the past two years.  The company has been the #1 mortgage lender in the Lackawanna County market for over 8 years.  Fidelity Bank is passionate about success and committed to building strong relationships through superior service.

Part of the Bank’s mission is to be a good corporate partner within its market areas by providing over 2,900 hours of volunteer time to non-profit organizations yearly. Fidelity serves multiple office locations throughout Lackawanna and Luzerne Counties providing personal and business banking products and services, including wealth management planning through fiduciary activities with the Fidelity Bank’s full trust powers; as well as offering a full array of asset management services.  Fidelity Bank operates a Wealth Management office in Schuylkill and Lebanon Counties as well.   The Bank  provides 24 hour, 7 day a week service to clients through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  Fidelity Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Caution Regarding Forward-Looking Statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Fidelity to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Fidelity’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•

the effects of economic conditions particularly with regard to the negative impact of severe and wide-ranging disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;

•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

•	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
•

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

•

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

•	technological changes;
•

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

•	acquisitions and integration of acquired businesses;
•	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
•	volatilities in the securities markets;
•	acts of war or terrorism;
•	disruption of credit and equity markets;
•	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful; and
•	the other factors detailed in Fidelity’s publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2019.

Fidelity cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  Fidelity has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.